Exhibit 10.16

Summary of Non-Employee Director Compensation

Each non-employee director of Celanese Corporation (the "Company") is entitled to (i) an annual cash retainer of $125,000, which is paid in quarterly installments, in arrears, and (ii) an annual equity retainer of $175,000 in restricted stock units (awarded at the first regular board meeting following the Annual Meeting of Stockholders). In addition, the chair of the nominating and corporate governance committee and the stewardship committee (formerly known as the environmental, health, safety, quality and public policy committee) receives an annual fee of $15,000, the chair of the compensation and management development committee receives an annual fee of $20,000 and the chair of the audit committee receives an annual fee of $25,000. The independent chair (if any) receives an annual fee of $75,000 paid in cash and an equity retainer of $100,000. The lead director (if any) receives an annual fee of $40,000. These amounts are paid in quarterly installments, in arrears, and prorated for actual service.

Non-employee directors are also entitled to participate in the Company's 2008 Deferred Compensation Plan, which is an unfunded, nonqualified deferred compensation plan that allows directors the opportunity to defer a portion of their compensation in exchange for a future payment amount equal to their deferments plus or minus certain amounts based upon the market performance of specified measurement funds selected by the participant.